Exhibit 10.3




On behalf of Western Architectural Services, LLC and Voyager Entertainment International, Inc., please consider this letter their collectively exercise of the option to extend the terms of that certain promissory note dated September 5th, 2006 for the extension period of six (6) months. In accord with the terms of the note, we have enclosed payment in the amount of 3% of the unpaid principal amount equaling $37,500.00 as the extension fee.

We appreciate your willingness to accommodate this extension. Should there be any questions pertaining to this matter or if you need any additional information, please do not hesitate to contact us.

Sincerely


By: /S/ Richard L. Hannigan, Sr.
--------------------------------------
Name: Richard L. Hannigan, Sr.
Title:   President/CEO